UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on May 1, 2018

To the Stockholders of Federal Signal Corporation:
The Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation (the “Company”), will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, IL 60523, on Tuesday, May 1, 2018, at 8:30 a.m., local time, for the following purposes:

•	To elect eight directors;

•	To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018; and

•	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on March 5, 2018, as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
The Board recommends that you vote “FOR ALL” the nominees for director proposed by the Board; “FOR” the advisory approval of our NEO compensation; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 16, 2018, contains instructions on how to access the proxy statement, this notice, and our 2017 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the Annual Meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2012 or email us at info@federalsignal.com.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 16, 2018

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018	54
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	55
EQUITY COMPENSATION PLAN INFORMATION	55
FUTURE STOCKHOLDER PROPOSALS	55
OTHER BUSINESS	55
APPENDIX A	A - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., local time, Tuesday, May 1, 2018
Place:  Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523
Record Date:  March 5, 2018
Common Shares Outstanding on Record Date: 60,002,274
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Eight Directors	For all nominees	9
Proposal 2	Advisory Vote to Approve the Compensation of our NEOs	For	52
Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2018	For	54
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF EIGHT DIRECTORS
DIRECTOR NOMINEES

Name (1)(2)	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
James E. Goodwin	73	2005	Lead Independent Director, Federal Signal Corporation	Yes		✓	✓
Bonnie C. Lind	59	2014	Sr. Vice President, Chief Financial Officer (“CFO”) and Treasurer, Neenah, Inc.	Yes	✓
Dennis J. Martin	67	2008	Chairman and former Chief Executive Officer (“CEO”), Federal Signal Corporation	No
Richard R. Mudge	72	2010	President, Compass Transportation and Technology, Inc.	Yes	✓

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
William F. Owens	67	2011	Former Governor of Colorado	Yes		✓	✓
Brenda L. Reichelderfer	59	2006	Director and Interim CEO of Tribus Aerospace	Yes		Chair	✓
Jennifer L. Sherman	53	2016	President and CEO, Federal Signal Corporation	No
John L. Workman	66	2014	Former CEO, Omnicare, Inc.	Yes	Chair

(1)
All nominees are current directors. Paul W. Jones is currently a director, the Chair of our Nominating and Governance Committee and a member of the Compensation and Benefits Committee. Mr. Jones is not running for re-election when his term expires at the Annual Meeting on May 1, 2018. Accordingly, the Board approved its reconstitution from nine to eight directors to be effective at the Annual Meeting. Mr. Jones’ successor as Chair of our Nominating and Governance Committee will be appointed on or before May 1, 2018 in accordance with our by-laws.

(2)	Each director attended at least 75% of the aggregate of all fiscal year 2017 meetings of the Board and each Committee on which he or she served.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2017): Audit (11); Compensation and Benefits (8); and Nominating and Governance (4)
Independent Directors Meet without Management: Yes
Separate Chairman and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes, as published on our Corporate website, www.federalsignal.com
Policy Prohibiting Hedging, Short Sale and Pledging: Yes, pursuant to our Insider Trading Policy as published on our Corporate website, www.federalsignal.com
Recoupment Policy (Clawback): Yes
FISCAL YEAR 2017 HIGHLIGHTS
During 2017, the Company continued to focus on executing against its key long-term objectives, including the following:

•	Creating disciplined growth;

•	Improving manufacturing efficiencies and costs;

•	Leveraging invested capital; and

•	Diversifying our customer base.
Highlights of the Company’s achievement against these objectives in 2017 include the following:

•
On June 2, 2017, we completed the acquisition of all the outstanding shares of capital stock of GenNx/TBEI Intermediate Co., a Delaware corporation (collectively with its subsidiaries, “TBEI”). TBEI is a leading U.S. manufacturer of dump truck bodies and trailers serving maintenance and infrastructure end-markets.

•
The combination of TBEI with the businesses in our Environmental Solutions Group, creates a single platform providing municipal and industrial customers with a complete suite of maintenance and infrastructure equipment and supporting solutions. This platform will expand our leadership position in these markets and will provide a springboard for future organic growth and mergers and acquisitions.

•	The TBEI acquisition also diversifies our current end markets through an expanded focus on infrastructure, construction, waste, rendering and other industrial end markets.

•	The acquisition of TBEI is expected to accelerate our goal of profitably growing our revenues in excess of $1 billion by 2020.

•
We have continued to focus on new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base. In particular, we are pleased with the market reaction to our new hydro-excavator vehicle designed for utility markets.

•	“80/20” efficiency initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.

•
With $73.5 million of cash being generated from continuing operations during 2017, we have been able to pay down $34 million of debt since the completion of the TBEI acquisition in June 2017 and return $16.8 million to stockholders in the form of cash dividends.

•
With our strong balance sheet and positive operating cash flow, we are well positioned to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders.

Our consolidated financial results in 2017 reflected year-over-year improvement in many areas, driven by both organic growth and benefits from our recent acquisitions:

•	Net sales for the year ended December 31, 2017 increased by $190.6 million, or 27%, to $898.5 million, with organic sales growth of approximately 4%.

•	Operating income for the year ended December 31, 2017 increased by $9.4 million, or 16%, to $67.1 million.

•
Adjusted EBITDA* for the year ended December 31, 2017 was $113.1 million, up $29.6 million, or 35%, and our adjusted EBITDA margin* for the year ended December 31, 2017 was 12.6%, within our target range, and up from 11.8% in 2016.

•
Income from continuing operations for the year ended December 31, 2017 was $60.5 million, up $21.1 million, or 54%, from $39.4 million in the prior year. This equated to earnings per share of $1.00, up 56% from $0.64 per share last year.

•	On an adjusted basis*, we reported full-year earnings of $0.85 per share in 2017, which is up $0.16 per share, or 23%, compared to $0.69 per share last year.

•	Cash flow from continuing operating activities for the year ended December 31, 2017 was $73.5 million, an increase of $46.8 million, or 175%.

•	Total orders for the year ended December 31, 2017 were $1,018.0 million, an increase of $343.6 million, or 51%.

•	Our consolidated backlog at December 31, 2017 was $257.5 million, up $120.5 million, or 88%, from $137.0 million at December 31, 2016.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Cumulative Returns to Stockholders

FEDERAL SIGNAL
+ 180%
S&P INDUSTRIALS
+ 117%
S&P MIDCAP 400
+ 101%
RUSSELL 2000
+ 94%
$300
$250
$200
$150
$100
2012
2013
2014
2015
2016
2017

This graph assumes that the value of the investment in the Company’s common stock, and in each index, was $100 on December 31, 2012 and assumes reinvestment of all dividends through December 31, 2017.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs
Key Elements of our 2017 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash)	✓	Earnings	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (1)			Annual equity awards link long-term financial interests of executives to those of our stockholders.
• Performance Share Units (“PSUs”)	✓	Earnings Per Share from Continuing Operations and Return on Invested Capital	PSUs are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.
• Stock Options (2)		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
• Restricted Stock		N/A	Restricted stock awards cliff vest over three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.

(1)
For 2017, long-term equity incentive awards granted to executives in connection with the annual grant were split between PSUs (50%), non-qualified stock options (25%), and time-based restricted stock (25%). Our Compensation and Benefits Committee maintains the discretion and flexibility to grant additional equity-based incentives on a case-by-case basis, in accordance with our compensation philosophy. During 2017, additional grants of cash incentives, time-based restricted stock and PSUs were awarded to certain NEOs in connection with a mid-year promotion, or concurrent with an acquisition.

(2)	In our view, stock options are inherently at-risk because they only have value if share price increases over grant date value.
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2018.

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on May 1, 2018
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, May 1, 2018, at 8:30 a.m., local time. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting is:

1.	To elect eight directors;

2.	To approve, on an advisory basis, the compensation of our NEOs;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily by the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 16, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2017 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 16, 2018.
Voting Your Shares
Only stockholders owning shares of our common stock on March 5, 2018, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the eight directorships and on each other matter presented at the Annual Meeting. On the record date, there were 60,002,274 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or

•
In Person: If you are a stockholder of record, you may vote in person at the Annual Meeting. You are a stockholder of record if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a stockholder of record. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

Our Amended and Restated By-Laws (“By-Laws”) provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.

If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for all” of the eight director nominees named on the proxy card, “for” the advisory approval of the compensation of the Company’s NEOs, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Only Proposal 3 is a routine matter; Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” a director exceed the “withhold authority” votes cast with respect to such director nominee’s election (Proposal 1). Pursuant to our Corporate Governance Guidelines, each director must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive more total votes cast “for” his or her election than total “withhold authority” votes cast and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation. The Board will take action within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
The affirmative vote of a majority of the votes cast will be required for:

•	The approval, on an advisory basis, of the compensation of our NEOs (Proposal 2); and

•	The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3).
In tabulating the voting results for Proposals 1 and 2, shares that constitute broker non-votes are not considered votes cast on that proposal. For all Proposals, abstentions are not considered votes cast and are disregarded.
Shares Held in 401(k) Plan
Our 401(k) Plan (the Federal Signal Corporation Retirement Savings Plan) held 857,043 shares of our common stock in the name of Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the 401(k) Plan, as of March 5, 2018. If you are a participant in our 401(k) Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the 401(k) Plan. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:

•	Voting by telephone or Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;

•	Filing a written notice of revocation with our Corporate Secretary; or

•	Attending the Annual Meeting and voting your shares in person (Note: Attendance alone at the Annual Meeting will not revoke a proxy).

Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2012. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of March 5, 2018.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock (1)
BlackRock, Inc.	7,530,909 (2)	12.6%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	4,820,912 (3)	8.0%
Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	3,316,383 (4)	5.5%
100 Vanguard Blvd.
Malvern, PA 19355
Barrow, Hanley, Mewhinney & Strauss, LLC	3,132,150 (5)	5.2%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761

(1)	Based on 60,002,274 shares of common stock issued and outstanding as of March 5, 2018.

(2)
Based solely on a Schedule 13G (Amendment No. 10) filed with the Securities and Exchange Commission (“SEC”) on January 19, 2018, in which BlackRock, Inc. reported that, as of December 31, 2017, it had sole voting power over 7,405,292 shares and sole dispositive power over 7,530,909 shares.

(3)
Based solely on a Schedule 13G (Amendment No. 5) filed with the SEC on February 9, 2018, in which Dimensional Fund Advisors LP reported that, as of December 31, 2017 it had sole voting power over 4,615,493 shares and sole dispositive power over 4,820,912 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to four investment companies and as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

(4)
Based solely on a Schedule 13G filed with the SEC on February 8, 2018, in which The Vanguard Group reported that, as of December 31, 2017, it had sole voting power over 78,016 shares, shared voting power over 11,519 shares, sole dispositive power over 3,232,348 shares, and shared dispositive power over 84,035 shares.

(5)
Based solely on a Schedule 13G filed with the SEC on February 13, 2018, in which Barrow, Henley, Mewhinney & Strauss, LLC reported that, as of December 31, 2017, it had sole voting power over 2,014,350 shares, shared voting power over 1,117,800 shares, and sole dispositive power over 3,132,150 shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock held by each of our directors and NEOs individually and as a group as of March 5, 2018.

Name (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Outstanding Common Stock (4)
Brian S. Cooper (5)	—	*
Daniel A. DuPré	88,856	*
Robert E. Fines (6)	—	*
James E. Goodwin (7)	97,768	*
Ian A. Hudson (8)	55,493	*
Paul W. Jones (7)	72,901	*
Bonnie C. Lind (7)	18,660	*
David G. Martin (9)	—	*
Dennis J. Martin (7)	1,216,361	2.0%
Samuel E. Miceli	63,101	*
Richard R. Mudge (7)	60,635	*
William F. Owens (7)	71,691	*
Brenda L. Reichelderfer (7)	69,388	*
Jennifer L. Sherman	591,341	*
John L. Workman (7)	40,704	*
All Directors and Executive Officers as a Group (17 persons) (10)	2,553,714	4.3%

(1)	All of our current directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(2)
Totals include shares subject to stock options exercisable within 60 days of March 5, 2018 as follows: Mr. DuPré, 53,992; Mr. Hudson, 23,890; Ms. Lind, 5,000; Mr. Dennis Martin, 887,880; Mr. Miceli, 27,777; Dr. Mudge, 5,000; Ms. Sherman, 352,502; and Mr. Workman, 5,000. All directors and executive officers as a group hold stock options exercisable within 60 days of March 5, 2018 with respect to 1,423,372 shares. Totals also include shares held in our 401(k) Plan as follows: Mr. Miceli, 8,892; and Ms. Sherman, 53,429.

(3)
Totals do not include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Goodwin, 25,161; Ms. Lind, 11,574; Mr. Dennis Martin, 6,657; Dr. Mudge, 28,909; and Mr. Owens, 15,418.

(4)
Based upon 60,002,274 shares of common stock issued and outstanding as of March 5, 2018 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 5, 2018. The use of “*” denotes percentages of less than 1%.

(5)	Mr. Cooper, CFO since May 2013, left the Company effective March 21, 2017.

(6)	The Company hired Mr. Fines as Vice President and General Manager, TBEI, upon its acquisition of TBEI on June 2, 2017.

(7)	Denotes non-employee director. Mr. Jones is not running for re-election to the Board of Directors in 2018.
(8) Mr. Hudson was promoted to the position of Interim CFO effective March 21, 2017, and Senior Vice President and CFO effective October 24, 2017.

(9)	Mr. David Martin joined the Company on April 10, 2017 and served as its Chief Operating Officer (“COO”) until his resignation, effective October 30, 2017.

(10)
The information contained in this row of the table is based upon information furnished to us by the named individuals above, our other Section 16 Officers, and from our records. Each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following eight individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: James E. Goodwin, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board. One of our existing directors, Paul W. Jones, is not running for re-election at the end of his term at the Annual Meeting on May 1, 2018. Accordingly, the Board approved its reconstitution from nine to eight directors to be effective at the Annual Meeting.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR ALL” nominees for director proposed by the Board.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
Set forth below are biographical summaries for each nominee as of the record date, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Goodwin was elected Lead Independent Director of the Board effective January 1, 2016 and had previously served as Chairman of our Board since April 2009. He served as interim President and CEO of our Company from December 2007 until September 2008. From October 2001 to December 2007, Mr. Goodwin operated his own independent consulting business. He resumed this business in September 2008 and continues to operate it to date. Mr. Goodwin also serves as a member of the Advisory Board of Wynnchurch Capital, a private equity company, a position he has held since January 2013. From July 1999 to October 2001, Mr. Goodwin served as Chairman and CEO of United Airlines, a worldwide airline operator (NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR), and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

James E. Goodwin	Key Qualifications:

Director since October 2005	• Extensive background in global operations, broad management experience and strategic leadership skills
Committees:	• In-depth understanding of our Company and its industry
• Nominating and Governance	• Significant experience as a Chairman, CEO and director of publicly traded companies

• Compensation and Benefits

Age: 73

Ms. Lind is Senior Vice President, CFO and Treasurer of Neenah, Inc., a technical specialties and fine paper company (NYSE: NP). Ms. Lind joined Neenah, Inc. in June 2004 as CFO to execute the spin-off from Kimberly-Clark Corporation, a manufacturer of personal care, consumer tissue and health care products (NYSE: KMB). Ms. Lind was an employee of Kimberly-Clark Corporation from 1982 until 2004, holding a variety of increasingly senior financial and operations positions and served as their Assistant Treasurer from 1999 until June 2004. From April 2009 to January 2017, Ms. Lind served on the Board of Directors of Empire District Electric Company (“Empire”), a utility generating, transmitting and distributing power to southwestern Missouri and adjacent areas (formerly NYSE: EDE). Ms. Lind was a member of Empire’s Audit Committee and Chairman of its Nominating and Corporate Governance Committee until the company was acquired in January 2017.

Bonnie C. Lind	Key Qualifications:

Director since February 2014	• Vast experience in manufacturing, financing and mergers and acquisitions
• Deep finance and treasury experience
• Extensive leadership and managerial experience
Committees:
• Audit

Age: 59

Mr. Martin was named Chairman of the Board on January 1, 2017. He previously served as our Executive Chairman beginning in January 2016, and as our President and CEO from October 2010 through December 2015. Mr. Martin has been a member of our Board since March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. Mr. Martin has served as a director of Essendant Inc. (NASDAQ: ESND), a leading supplier of workplace essentials, since July 2016. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), from July 2000 to May 2016. Mr. Martin served on the Board of Directors of Coleman Cable, Inc. (“Coleman”), a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Dennis J. Martin

Director since March 2008
Key Qualifications:

Committees: None	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
Age: 67	• In-depth knowledge of our Company and its operations as our former President and CEO

Dr. Mudge is President of Compass Transportation and Technology Inc., a private economic and financial consulting firm, a position he has held since December 2013. Dr. Mudge previously served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation from 2002 until December 2013 and he had served on the Board of Directors of Delcan’s U.S. subsidiary from 2005 until December 2013. Dr. Mudge previously served as President of the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, Inc., a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc. (“Apogee”), an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Richard R. Mudge
Key Qualifications:
Director since April 2010
• Expertise across multiple facets of the transportation industry
Committees:	• Leadership in technology, finance, business, government policy and research
• Audit	• Experience growing businesses

Age: 72

Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); positions he has held since May 2010 and January 2010, respectively. Mr. Owens served on the Board of Directors of Key Energy Services, Inc. an oil well services company (NYSE: KEG) from January 2007 to December 2016 and on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (MOEX: FESH), from June 2007 to June 2012. Since April 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, a private bank headquartered in Moscow. Mr. Owens serves as a Senior Director of government law and policy at Greenberg Traurig, LLP, an international law firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

William F. Owens	Key Qualifications:

Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished government background
• Compensation and Benefits
• Nominating and Governance

Age: 67

Ms. Reichelderfer serves on the Board of Directors of Tribus Aerospace (“Tribus”), an aerospace components manufacturing group owned by a private equity firm, a position she has held since November 2017. On February 25, 2018, Ms. Reichelderfer began serving as Interim CEO of Tribus while it searches for a new leader. Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). From July 2008 to December 2017, she was Senior Vice President and Managing Director of TriVista Business Group. From June 2011 to April 2017, Ms. Reichelderfer served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (MGGT: LSE). From April 2010 to June 2014, she served on the Board of Directors of Wencor Group LLC, an aerospace distribution business owned by a private equity firm. From 2008 to 2014, Ms. Reichelderfer served as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense. Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer

Director since October 2006

Key Qualifications:

Committees:	• Expertise in growing industrial and aerospace businesses
• Compensation and Benefits (Chair)	• Extensive experience in operations, innovation and new product development
• Significant international business experience
• Nominating and Governance

Age: 59

Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our COO from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014 and General Counsel from March 2004 to November 2015. Ms. Sherman has been an employee of our Company since 1994.  She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015.

Jennifer L. Sherman	Key Qualifications:

Director since January 2016	• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance and business operations

Committees: None

Age: 53

In June 2014, Mr. Workman retired as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he had held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, Mr. Workman was Omnicare's President and CFO and held the position of Executive Vice President and CFO from November 2009 until February 2011. Mr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Mr. Workman served as Executive Vice President and CFO of HealthSouth Corporation (now Encompass Health Corporation) (NYSE: EHC)), a provider of inpatient rehabilitation services in the U.S. (formerly NYSE: HLS). Mr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Mr. Workman has been a member of the Board of Directors of Universal Hospital Services, Inc., a private company that provides technology and medical equipment to the healthcare industry services, since November 2014. Effective April 2015, Mr. Workman was appointed the non-Executive Chairman of the Board of Directors of Universal Hospital Services, Inc. Since July 2015, Mr. Workman serves as a director of CONMED Corporation (NASDAQ: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties, Inc. (formerly NYSE: CCP), a healthcare REIT, from August 2015 until the company’s merger with Sabra Health Care Reit (NASDAQ: SBRA). Mr. Workman is a Certified Public Accountant (inactive).

John L. Workman

Director since February 2014

Committees:
• Audit (Chair)

Key Qualifications:

Age: 66	• Broad-based executive and leadership experience in a variety of businesses and disciplines

• Financial expertise
• Executive experience with focus on optimizing capital structure

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. The independent Board members have also elected a Lead Independent Director who serves as principal liaison between the CEO and the independent directors, approves agendas for Board meetings, chairs meetings of the independent directors in executive sessions and provides independent governance oversight of management. Our Board believes that separating the roles of CEO and Chairman, with an independent director serving as Lead Independent Director, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all stockholders.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management: (i) our major risk exposures; (ii) the potential impact of such exposures on our Company; and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2017, our Board held six meetings, the Audit Committee held eleven meetings, the Compensation and Benefits Committee held eight meetings and the Nominating and Governance Committee held four meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. All directors who served in 2017 attended our Annual Meeting and at least 75% of our Board meetings and their respective Committee meetings.
Independence of Members of the Board
The Board has determined that all of its directors, other than Mr. Martin and Ms. Sherman, qualify as independent. In making this determination, the Board considered the rules of the NYSE and the SEC. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including: (i) Audit; (ii) Compensation and Benefits; and (iii) Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
James E. Goodwin	—	✓	✓
Paul W. Jones (1)	—	✓	Chair
Bonnie C. Lind (2)	✓	—	—
Dennis J. Martin	—	—	—
Richard R. Mudge	✓	—	—
William F. Owens	—	✓	✓
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (2)	Chair	—	—

(1)
Mr. Jones is not running for re-election to the Board when his term expires at the Annual Meeting on May 1, 2018. Accordingly, the Board approved its reconstitution from nine to eight directors to be effective at the Annual Meeting and a new Chair of the Nominating and Governance Committee will be named on or before May 1, 2018.

(2)	The Board has determined that Mr. Workman and Ms. Lind each qualify as an “audit committee financial expert” as defined by the SEC.
Audit Committee
The Audit Committee is responsible for monitoring:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Director of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”) and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. Our Company and the Committee will strive to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive more total votes cast “for” his or her election than total “withhold authority” votes cast and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation. The Board will take action on the Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2017. Our President and CEO, Ms. Sherman, did not receive any additional compensation for her service on our Board in 2017.
Non-Employee Director Compensation in Fiscal Year 2017

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Other Compensation	Total
Dennis J. Martin (3)	$130,500	$90,000	$—	$—	$220,500
James E. Goodwin (4)	$107,500	$90,000	$—	$—	$197,500
Paul W. Jones	$74,000	$75,000	$—	$—	$149,000
Bonnie C. Lind	$64,500	$75,000	$—	$—	$139,500
Richard R. Mudge	$67,000	$75,000	$—	$—	$142,000
William F. Owens	$70,000	$75,000	$—	$—	$145,000
Brenda L. Reichelderfer	$75,000	$75,000	$—	$—	$150,000
John L. Workman	$73,000	$75,000	$—	$—	$148,000

(1)
Each non-employee director is issued a stock award annually. The annual award is determined by dividing the grant date value of the equity award (i.e., in 2017, $90,000 in the case of our Chairman and Lead Independent Director and $75,000 for all other non-employee directors) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to the non-employee directors on April 21, 2017, at a closing share price of $13.52: 6,657 deferred shares in the form of restricted stock units to Mr. Martin as Chairman; 6,657 shares of common stock to Mr. Goodwin as Lead Independent Director; and 5,548 shares of common stock to each of Messrs. Jones and Workman and Ms. Reichelderfer. Messrs. Mudge and Owens and Ms. Lind received 5,548 deferred shares in the form of restricted stock units. As of December 31, 2017, each non-employee director held the following aggregate number of shares: Mr. Martin, 335,138 shares, including 6,657 deferred shares held in the form of restricted stock units; Mr. Goodwin, 122,929 shares, including 25,161 deferred shares held in the form of restricted stock units; Mr. Jones, 72,901 shares; Ms. Lind, 25,234 shares, including 11,574 deferred shares held in the form of restricted stock units; Dr. Mudge, 84,544 shares, including 28,909 deferred shares held in the form of restricted stock units; Mr. Owens, 87,109 shares, including 15,418 deferred shares held in the form of restricted stock units; Ms. Reichelderfer, 69,388 shares; and Mr. Workman, 35,704 shares. Excluding initial awards upon appointment to our Board, stock awards to non-employee directors are not subject to vesting requirements.

(2)
No stock options were granted to any of the directors during the fiscal year ended December 31, 2017. As of December 31, 2017, each non-employee director had the following number of stock options outstanding: Mr. Martin, 1,006,364; Mr. Goodwin, 0; Mr. Jones, 0; Ms. Lind, 5,000; Dr. Mudge, 5,000; Mr. Owens, 0; Ms. Reichelderfer, 0; and Mr. Workman, 5,000. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 13 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on February 28, 2018.

(3)
Mr. Martin served as Chairman. In that capacity, he received an annual retainer of $90,000, meeting fees of $3,000 for each board meeting attended in person, $500 for each board meeting attended by telephone, and a per diem compensation of $2,500 for each day spent on Board-related work, up to a maximum of $150,000. His fees in the first column are comprised of an annual retainer of $90,000, board meeting fees of $15,500, and per diem compensation of $25,000.

(4)
Mr. Goodwin served as Lead Independent Director. In that capacity, he received an annual retainer of $87,500, Committee membership fees of $6,000 per Committee, and meeting fees of $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. His fees in the first column are comprised of an annual retainer of $87,500, Committee membership fees of $12,000 and board meeting fees of $8,000.

Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors, generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our employee director, Ms. Sherman, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2017 cash compensation structure for non-employee directors.
2017 Cash Compensation of Our Non-Employee Directors

	Annual Retainer	Per Diem Fee (1)	Board Meeting Attended in Person (2)	Board Meeting Attended by Telephone
Chairman	$90,000	$2,500	$3,000	$500
Lead Independent Director	$87,500	$—	$1,500	$500
Director (excluding Lead Independent Director)	$50,000	$—	$1,500	$500
Audit Committee Chair	$15,000	$—	$—	$—
Audit Committee Member	$9,000	$—	$—	$—
Compensation & Benefits Committee Chair	$12,000	$—	$—	$—
Compensation & Benefits Committee Member	$6,000	$—	$—	$—
Nominating & Governance Committee Chair	$10,000	$—	$—	$—
Nominating & Governance Committee Member	$6,000	$—	$—	$—

(1)	In fiscal year 2017, as Chairman, Mr. Martin received a per diem fee of $2,500 per day for time spent on Company business, up to a maximum of $150,000 per year.

(2)	Directors are also reimbursed for their out-of-pocket expenses relating to attendance at Board and Committee meetings.

Equity Compensation
Upon initial appointment or election to our Board, each non-employee director received a grant of 5,000 stock options, subject to three-year cliff vesting. Our non-employee directors typically receive an annual stock award as partial compensation for their Board service. The table below sets forth the value of the equity awards granted on April 21, 2017, the date of our 2017 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2017.
2017 Annual Equity Awards Granted to Non-Employee Directors

Grant Date $ Value of Common Stock Award
Chairman	$90,000
Lead Independent Director	$90,000
All other non-employee directors	$75,000
The number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of restricted stock units that are ultimately distributable as common shares of Company stock on or about a date selected by the director or, in the absence of a date selected by the director, upon the termination of the services of the director as a member of our Board. The directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are payable in shares of Company stock, along with the cash equivalent of associated dividends at the time of stock distribution. During 2017, Messrs. Martin, Mudge, and Owens and Ms. Lind elected to defer stock under the program.
Director Stock Ownership Guidelines
We require our non-employee directors to own common stock valued at five times their annual retainers. All of our non-employee directors have met their target ownership levels. Under our rules, until target ownership is met, at least 50% of a non-employee director’s annual compensation fees are paid in shares of our common stock. We prohibit non-employee directors from selling their shares until they have met the holding requirement. However, they may tender shares: (i) to pay taxes upon the exercise of stock options or the vesting of shares of restricted stock; or (ii) for the exercise price upon the exercise of stock options. Stock ownership value is calculated annually. Once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact the determination. Also, after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of our CEO and our Chairman of the Board; (iii) the election of a Lead Independent Director; and (iv) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct - Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our President and CEO and our other senior financial officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director presides over executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman, Lead Independent Director or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. All of our directors attended the 2017 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2017, all members of our Compensation and Benefits Committee were independent directors, and no member, other than Mr. Goodwin, was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our CEO, CFO, Corporate Controller, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2017, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules, with the exceptions noted below.
The son of Dennis J. Martin, Chairman of the Board of Directors, is employed as Director and General Manager of United Electric Englewood Electrical Supply (“EESCO”), a division of WESCO International, Inc. (“WESCO”). During 2017, the Company sold products to WESCO for aggregate consideration of approximately $4.0 million. Of that amount, sales to EESCO were approximately $110,000. Mr. Martin’s son is not responsible for the purchasing decisions of WESCO or EESCO. Mr. Martin did not participate in the solicitation of the Company’s business with WESCO and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the related transactions were disclosed to the Audit Committee. Given that the terms and conditions of the transactions were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.
The son of Samuel E. Miceli, currently Vice President and General Manager - Vactor Manufacturing, Inc., was employed for part of 2017 as a machinist at Mennie Machine Company (“MMC”). During 2017, the Company purchased products from MMC for aggregate consideration of approximately $500,000. Mr. Miceli’s son did not participate in the solicitation of the Company’s business, nor is he responsible for or involved with sales to the Company. Furthermore, Mr. Miceli is not directly involved in the Company’s relationship with MMC and did not receive any material benefit from the transactions. Consistent with our Business Conduct Policies, this relationship and the related transactions were disclosed to the Audit Committee. Given that the terms and conditions of the transactions were no less favorable to the Company than those which would have been available from unrelated parties, the transactions were considered to be permissible.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our 2017 NEOs:

•	Jennifer L. Sherman, President and CEO;

•	Ian A. Hudson, Senior Vice President and CFO;

•	Brian S. Cooper, former Senior Vice President and CFO;

•	Daniel A. DuPré, Vice President and General Counsel;

•	Robert E. Fines, Vice President and General Manager, TBEI;

•	David G. Martin, former COO; and

•	Samuel E. Miceli, former Senior Vice President, Environmental Solutions Group and current Vice President and General Manager - Vactor Manufacturing, Inc.
We encourage you to read this section in conjunction with Proposal 2, the Say-on-Pay Advisory Vote regarding compensation of our NEOs, as this section includes: (i) a review of our 2017 performance; (ii) a description of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2017 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. In accordance with the stockholder vote at our 2017 Annual Meeting, advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs for our NEOs were endorsed by approximately 99% of the advisory votes cast at our 2017 Annual Meeting.
Executive Summary
During 2017, the Company continued to focus on executing against a number of key long-term objectives, including the following:

•	Creating disciplined growth;

•	Improving manufacturing efficiencies and costs;

•	Leveraging invested capital; and

•	Diversifying our customer base.
Fiscal Year 2017 Highlights
Highlights of the Company’s achievement against these objectives in 2017 include the following:

•	On June 2, 2017, we completed the acquisition of TBEI. TBEI is a leading U.S. manufacturer of dump truck bodies and trailers serving maintenance and infrastructure end-markets.

•
The combination of TBEI with the businesses in our Environmental Solutions Group, creates a single platform providing municipal and industrial customers with a complete suite of maintenance and infrastructure equipment and supporting solutions. This platform will expand our leadership position in these markets and will provide a springboard for future organic growth and mergers and acquisitions.

•	The TBEI acquisition also diversifies our current end markets through an expanded focus on infrastructure, construction, waste, rendering and other industrial end markets.

•	The acquisition of TBEI is expected to accelerate our goal of profitably growing our revenues in excess of $1 billion by 2020.

•
We have continued to focus on new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base. In particular, we are pleased with the market reaction to our new hydro-excavator vehicle designed for utility markets.

•	“80/20” efficiency initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.

•
With $73.5 million of cash being generated from continuing operations during 2017, we have been able to pay down $34 million of debt since the completion of the TBEI acquisition in June 2017 and return $16.8 million to stockholders in the form of cash dividends.

•
With our strong balance sheet and positive operating cash flow, we are well positioned to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders.

Our consolidated financial results in 2017 reflected year-over-year improvement in many areas, driven by both organic growth and benefits from our recent acquisitions:

•	Net sales for the year ended December 31, 2017 increased by $190.6 million, or 27%, to $898.5 million, with organic sales growth of approximately 4%.

•	Operating income for the year ended December 31, 2017 increased by $9.4 million, or 16%, to $67.1 million.

•
Adjusted EBITDA* for the year ended December 31, 2017 was $113.1 million, up $29.6 million, or 35%, and our adjusted EBITDA margin* for the year ended December 31, 2017 was 12.6%, within our target range, and up from 11.8% in 2016.

•
Income from continuing operations for the year ended December 31, 2017 was $60.5 million, up $21.1 million, or 54%, from $39.4 million in the prior year. This equated to earnings per share of $1.00, up 56% from $0.64 per share last year.

•	On an adjusted basis*, we reported full-year earnings of $0.85 per share in 2017, which is up $0.16 per share, or 23%, compared to $0.69 per share last year.

•	Cash flow from continuing operating activities for the year ended December 31, 2017 was $73.5 million, an increase of $46.8 million, or 175%.

•	Total orders for the year ended December 31, 2017 were $1,018.0 million, an increase of $343.6 million, or 51%.

•	Our consolidated backlog at December 31, 2017 was $257.5 million, up $120.5 million, or 88%, from $137.0 million at December 31, 2016.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.
Executive Compensation Program Updates During Fiscal Years 2017 and 2018
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:

•
In March 2017, the Committee recommended that our stockholders approve annual say-on-pay voting. At the 2017 Annual Meeting, stockholders approved the Committee’s recommendation with approximately 76% of stockholders voting for one year.

•
In 2017, the Committee retained the 2016 performance metrics applicable to annual cash incentive awards made under the Federal Signal Corporation Short Term Incentive Bonus Plan (the “STIP”) to be based on earnings (weighted at 70%) and individual objectives (weighted at 30%) in order to maintain alignment of incentive pay with the Company’s short-term focus, goals, and initiatives. The Committee also lowered the level of STIP payout upon attainment of threshold level of performance from 50% of target payout to 33% of target payout.

•
For fiscal year 2018, the Committee decided to maintain the current structure whereby 70% of the STIP is based on financial performance, with the remaining 30% based on individual objectives. The Committee introduced EBITDA margin as a second financial metric, weighted at 15%. As a result, the 2018 STIP will comprise the following components: earnings (weighted at 55%), EBITDA margin (weighted at 15%), and individual objectives (weighted at 30%). The Committee believes that the additional financial metric will further incentivize executives to drive stockholder value.

•
In 2017, long-term equity incentive award grants consisted of the following: 50% PSUs, 25% stock options, and 25% restricted stock awards. Restricted stock awards cliff vest after three years. The equity mix aligns with market-based executive incentive compensation practices while maintaining alignment of incentive pay with the Company’s long-term focus, goals, and initiatives.

•
In setting targets for PSUs granted as part of the annual award in 2017, the Committee retained both a three-year performance period and the applicable performance metrics, i.e., earnings per share from continuing operations (weighted at 75%) and return on invested capital (weighted at 25%).

•
Following the acquisition of TBEI, the Committee modified the Company’s peer group to reflect the acquisition and market changes and to position the Company closer to median with respect to peer revenue and market capitalization.

Current Measures of Performance and Time Horizons

One Year
Three Years
Ten Years
Cash Bonus (STIP)
•Earnings (55%)
•EBITDA Margin (15%)*
•Individual Objectives (30%)
Short-Term
Annual Goals
•Profitability and growth
•Market share
Performance Share Units
•EPS (75%)
•Return on Invested Capital (25%)
Long-Term
3-Year Performance and Vesting Periods
•Profitability and growth
•Shareholder value creation
•Facilitates stock ownership
•Executive retention
Restricted Stock Awards
•Time-Based
Long-Term
3-Year Cliff Vesting
•Executive recruitment
•Executive retention
Stock Options
•Share Price Appreciation
Longer-Term
3-Year Ratable Vesting Period and 10-Year Exercise Period
•Shareholder value creation
•Facilitates stock ownership
•Executive retention

* Effective 2018, the Committee introduced a second financial metric (i.e., EBITDA margin) to annual cash incentive awards under our STIP. In 2017, we utilized a single financial metric weighted at 70%.

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) include individual performance objectives; (ii) emphasize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;

•
Total targeted compensation must be competitive to attract, motivate and retain experienced executives during all business cycles with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives with the interests of stockholders and help build long-term value.
Our independent compensation consultant, Willis Towers Watson (“WTW”), assisted us in a 2017 survey of compensation practices of comparator companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed biennially, and as our mix of businesses change, to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term value creation.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;

•	Establishes performance goals for our President and CEO and oversees the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;

•
Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;

•	Reviews our President and CEO’s annual succession planning report and executive development recommendations for her direct reports;

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and

•	Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our President and CEO, who in turn reviews the performance of each other executive officer and then presents the recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. The compensation of our President and CEO is determined solely by the Committee, using market data provided by the Committee’s independent compensation consultant and meeting in executive session without her present.

Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives;

•	Retention bonuses;

•	Retirement, health and welfare benefits; and

•	Perquisites
Our programs allow us to balance individual and Company goals and achievements in determining executive pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive’s position and level of responsibility. At-risk compensation includes PSUs, stock options and cash incentives. In 2017, approximately 64% of our President and CEO’s total target compensation was at-risk, and approximately 55% of our other NEOs’ total compensation was at-risk. The foregoing percentage for “our other NEOs” does not include the 2017 compensation of Messrs. Cooper or Martin as they left the Company in 2017.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. Base salaries are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2017, actual base salaries for our NEOs ranged from 31% below, to 10% below, the market midpoint target, excluding Mr. Fines, whose base salary was negotiated in connection with the acquisition of TBEI. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors; and (v) length of service.
Annual Cash Incentives
Annual cash incentives may be earned and paid through the STIP, based upon the achievement of both Company and individual performance objectives. Depending on position, Company objectives during fiscal year 2017 were based on target consolidated earnings for the Company and its subsidiaries and, in some cases, the relevant business group (“Group”) or business unit (“Business Unit”) as depicted in the following table:

	Company Financial Performance	Group Financial Performance	Business Unit Financial Performance	Individual Performance
President and CEO	70%	N/A	N/A	30%
Senior Vice President and CFO (1) (2)	70%	N/A	N/A	30%
COO (3)	70%	N/A	N/A	30%
Senior Vice President, Environmental Solutions Group (4)	21%	49%	N/A	30%

(1)	Mr. Cooper, CFO since May 2013, left the Company effective March 21, 2017.

(2)	Mr. Hudson was promoted to the position of Interim CFO effective March 21, 2017, and Senior Vice President and CFO effective October 24, 2017.

(3)	Mr. Martin joined the Company on April 10, 2017 and served as its COO until his resignation, effective October 30, 2017.

(4)
Mr. Miceli transitioned from the role of Senior Vice President, Environmental Solutions Group to the position of Vice President and General Manager - Vactor Manufacturing, Inc., effective January 15, 2018.

Company, Group and/or Business Unit financial performance comprises 70% of the annual cash incentive award and individual performance comprises 30%. The Committee believes that this split encourages executives to collaborate across the Company in order to achieve broader Company-wide objectives in addition to achieving results within specific Groups or Business Units.
For fiscal year 2017, the Committee utilized an earnings measure as the sole financial metric, weighted at 70%. For 2018, the Committee introduced EBITDA margin as a second financial metric, weighted at 15%, and retained the same earnings metrics as used in 2017, but reduced the weighting to 55%, as set forth in the following chart:

Year	Component	Company Level	Group and Business Unit Level
2017	Earnings (70%)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on operating income, thereby excluding income taxes, interest expense and other non-operating income/expense, none of which are generally impacted by participants at this level.

2018	Earnings (55%)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on operating income, thereby excluding income taxes, interest expense and other non-operating income/expense, none of which are generally impacted by participants at this level.
Based on earnings before interest, taxes, depreciation and amortization (“EBITDA”).
	EBITDA Margin (15%)	Based on the ratio of EBITDA divided by total net sales.
Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
The remaining 30% of the annual cash incentive award is based on the achievement of individual objectives, consisting of an individual performance goals rating weighted at 18% and a competencies rating weighted at 12%. Performance is measured by the numerical scores the executive receives in the annual performance appraisal process. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
The Committee believes our annual cash incentive design motivates individuals and ensures accountability. At the same time, we retain broad discretion to adjust or discontinue annual cash incentives on an annual basis to accommodate changing market conditions and Company objectives. Typically, in February of each year, the Committee determines the annual cash incentive awards, if any, based upon prior-year performance. Payouts generally occur in March.
Target goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The pre-set percentage for each executive is based on competitive market data. For 2017 and 2018 STIP, threshold level of performance pays out at 33% of target, target level of performance pays out at 100% of target, and maximum level of performance pays out at 200% of target. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award earned is interpolated on a straight-line basis between the end-points.
Annual cash incentive payments are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, a Section 16 Officer must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results. STIP payments are also subject to applicable SEC clawback rules which may be adopted from time to time.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive awards are designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed herein under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with three components, i.e., PSUs, stock options and restricted stock awards. Fifty percent of the overall value of the long-term incentive awards is granted as PSUs; 25% is granted as stock options and the remaining 25% is granted as restricted stock. PSUs are earned only if the Company achieves performance targets tied to two key financial metrics — earnings per share (“EPS”) from continuing operations (weighted at 75%) and return on invested capital (“ROIC”) (weighted at 25%). In our view, EPS from continuing operations and ROIC are relevant measures because they most directly affect long-term stock price appreciation. If the Company does not achieve a threshold level of performance for each metric measured independently, the corresponding percentage award tied to that metric is forfeited, no units are earned and no shares are issued. These awards are valued using the closing price of our common stock on the grant date at target level of performance. Stock options have value only if our share price appreciates and vest ratably over a three-year period measured from the date of grant. Restricted stock awards cliff vest three years from the grant date.
Long-term equity incentive awards are subject to clawback in accordance with applicable rules that may be adopted by the SEC from time to time.
The table below illustrates our annual performance award mix over the last three fiscal years, our performance measures, the applicable performance period and whether the PSU award was earned.

Fiscal Year	Annual Equity Award Mix (1)	PSU Metrics (2)	Performance Period for PSUs (3)	PSU Award Earned or Not Earned
2015	PSUs (50%) Stock Options (50%)	EPS from Continuing Operations (75%) ROIC (25%)	3 years	Not Earned (4)
2016			3 years	To be determined at end of fiscal year 2018
2017	PSUs (50%) Stock Options (25%) Restricted Stock Awards (25%)		3 years	To be determined at end of fiscal year 2019

(1)
Stock options are inherently at-risk and have value only if our stock price increases. These awards are not tied to a performance metric and vest ratably over a three-year period measured from the grant date. The

Committee modified the equity mix in 2017 as reflected in the chart above. The Committee anticipates retaining the same equity mix in 2018.

(2)
If the Company does not achieve a threshold level of performance for each metric measured independently, no PSUs are earned and no shares are issued with respect to the corresponding percentage of the award tied to that metric.

(3)
Since 2015, we have utilized a three-year performance period for PSUs and vesting (if any) occurs at the end of the performance period. This structure advances our compensation philosophy by strengthening the link between the long-term interests of our executives and stockholders.

(4)
For PSUs granted in fiscal year 2015, the performance period was the three-year period ending on December 31, 2017. Actual results over the performance period did not meet the threshold level of performance; accordingly, no shares were earned or distributed.

PSU awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards from 50% at threshold level of performance, to 100% at target level of performance, and to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award time-based restricted stock awards or units to certain executives, new hires, executives being promoted, and international employees in particular, in substitution for or in addition to one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific executive and country at issue.
Executive Stock Ownership Requirements
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Policy”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Policy. We believe executive equity ownership plays a crucial role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements for Company executives. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value) and is measured annually.

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary
The earned equity holdings of Ms. Sherman and Messrs. Miceli and DuPré exceed our target ownership levels. Mr. Hudson was promoted to CFO in 2017 and Mr. Fines joined the Company in June 2017 upon the completion of the TBEI acquisition. Messrs. Hudson and Fines continue to make progress towards achieving their target ownership level. Messrs. Cooper and Martin were no longer employed by the Company on the measurement date. We count all vested stock, unvested restricted stock awards or restricted stock units, and shares owned in 401(k) and profit sharing plans toward the ownership requirements.
Executive officers are required to hold, and are not permitted to sell, shares of Company stock prior to achieving target ownership and must maintain at least target ownership level thereafter. Target ownership is measured annually. In addition, once an executive officer has reached his or her target ownership level, he or she also must retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the exercise or vesting date. Because of our pre- and post-target holding requirements, there is no minimum time to reach target ownership level.
Sales of Company stock held in the 401(k) plan are excluded from the guidelines. Additionally, notwithstanding the ownership target, shares may be tendered to: (i) pay taxes upon the vesting of restricted stock shares, PSUs or exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options. In limited situations, exceptions to the guidelines may be granted depending upon the circumstances and if the executive officer is making adequate progress toward achieving his or her ownership target.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Additional Information about Director Compensation” under the heading “Director Stock Ownership Guidelines.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our published Insider Trading Policy, we prohibit directors, officers, employees and certain of their family members and other individuals from, among other things: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, officers and other “insiders” are also prohibited during certain blackout periods.
Per our Insider Trading Policy, we also prohibit all directors, officers and employees from engaging in certain speculative trading activities with regard to Company stock including but not limited to hedging Company stock, selling Company stock “short,” holding Company securities in a margin account, pledging Company stock, and buying or selling puts or calls or other derivative securities related to Company stock.
Our Insider Trading Policy is published on our website at www.federalsignal.com.
Retention Bonuses
The Committee maintains the discretion and flexibility to grant retention bonuses on a case-by-case basis in accordance with our compensation philosophy and to incentivize executives to remain employed with the Company. For example, the Committee may award a retention bonus in connection with on-boarding key executives in connection with acquisitions.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
Executives participate in the same retirement savings plans available to other eligible employees. Our Retirement Savings Plan is a 401(k) defined contribution plan that includes both a matching component and an additional points-weighted Company contribution, providing an opportunity for enhanced benefits. Prior to January 1, 2018, eligible employees received a Company-matching contribution of up to 50% of the first 6% of the compensation the employee elected to defer into the plan. Eligible employees also received an additional Company contribution between 1% and 4% of eligible compensation based on age and years of service. Effective January 1, 2018, the Company contribution was modified. Eligible employees now receive a Company-matching contribution of 100% of the first 3% contributed and 50% of the next 2%, as well as an additional Company contribution of 0.5% to 3%, depending on years of service.
For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the 401(k) plan.
Certain employees, including two of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan on December 31, 2006 and wage increases froze on December 31, 2016. The plan is now considered fully frozen.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	airline club memberships;

•	auto allowances; and

•	life insurance.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2017.
Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2017, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level. In February 2018, the Committee engaged in the same process and weighed the same factors in setting NEO base salaries for fiscal year 2018. The base salaries of our executive officers for 2018 are targeted at the 50th percentile of competitive market data.
The table below sets forth base salary information for each of our NEOs for fiscal years 2016 through 2018.

NEO	2016 Annual Base Salary	2017 Annual Base Salary	2018 Annual Base Salary
Jennifer L. Sherman	$650,000	$669,500	$709,670
Ian A. Hudson (1)	$264,069	$320,000	$368,000
Brian S. Cooper (2)	$359,882	$367,080	N/A
Daniel A. DuPré	N/A	$265,225	$305,009
Robert E. Fines (3)	N/A	$400,000	$400,000
David G. Martin (4)	N/A	$385,000	N/A
Samuel E. Miceli	$283,250	$291,748	$291,748

(1)
In his prior capacity as Vice President and Corporate Controller, Mr. Hudson received a salary increase effective March 1, 2017, resulting in an annual base salary of $279,913. Effective March 21, 2017, Mr. Hudson was promoted to the position of Interim CFO, at which time his base salary was increased to $300,000. Effective October 24, 2017, Mr. Hudson was promoted to the position of Senior Vice President and CFO, at which time his base salary was increased to $320,000.

(2)	Mr. Cooper, CFO since May 2013, left the Company effective March 21, 2017.

(3)	The Company hired Mr. Fines as Vice President and General Manager, TBEI, upon the completion of its acquisition of TBEI on June 2, 2017.

(4)	Mr. Martin joined the Company on April 10, 2017 and served as its COO until his resignation, effective October 30, 2017.
Annual Cash Incentive Payments
Financial-Based Incentive Compensation
For fiscal year 2017, we measured the earnings component at the Company level based on consolidated income before income taxes. At the Group level, we measured earnings based on earnings before interest and taxes. In doing so, the Committee excluded items such as income taxes and interest expense, which generally are not impacted by the performance of lower level executives whose award includes a Group level earnings component.
The threshold, target and maximum goals relating to our NEOs, along with the Company’s actual performance with respect to these goals, are set forth in the following tables.
2017 — Financial-Based Incentive Earnings Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$57.1	$71.4	$85.7	$76.7	137%
Environmental Solutions Group	$54.0	$67.9	$76.9	$70.9	133%

Aggregate Targets and Actual Incentive Compensation
The table below sets forth target annual bonus opportunities under our STIP for each of our NEOs for fiscal year 2017.
2017 — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Jennifer L. Sherman	100%	$468,650	$200,850	$669,500
Ian A. Hudson (1)	60%	$117,280	$50,263	$167,543
Brian S. Cooper (2)	N/A	N/A	N/A	N/A
Daniel A. DuPré	40%	$74,263	$31,827	$106,090
Robert E. Fines (3)	N/A	N/A	N/A	N/A
David G. Martin (4)	N/A	N/A	N/A	N/A
Samuel E. Miceli	50%	$102,112	$43,762	$145,874

(1)
Mr. Hudson’s target bonus opportunity was pro-rated to reflect changes in position and compensation during 2017. Mr. Hudson’s target bonus opportunity was 40% of his base salary from January 1, 2017 to March 20, 2017. Effective with his promotion on March 21, 2017, his target annual bonus opportunity was increased to 60% of his base salary.

(2)
Mr. Cooper, CFO since May 2013, left the Company effective March 21, 2017. As such, no amounts were paid to Mr. Cooper under the STIP for 2017. Prior to his departure, Mr. Cooper’s target bonus opportunity was 60% of his base salary.

(3)
Mr. Fines was not eligible for STIP in 2017. In recognition of his contributions to the integration of TBEI in the fourth quarter of 2017, Mr. Fines was awarded a cash bonus of $7,500. In connection with the acquisition of TBEI, the Company also agreed to pay Mr. Fines a retention bonus in the amount of $250,000, less taxes and withholdings, should he remain employed with the Company through June 2, 2020.

(4)
Mr. Martin joined the Company on April 10, 2017 and served as its COO until his resignation, effective October 30, 2017. As such, no amounts were paid to Mr. Martin under the STIP for 2017. Prior to his departure, Mr. Martin’s target bonus opportunity was 60% of his base salary.

The annual incentive bonuses awarded to our NEOs for fiscal year 2017 performance under the applicable financial and individual performance-based measures are shown below.
2017 — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Group or Business Unit Performance	Payment Based on Individual Performance	Total STIP Payment
Jennifer L. Sherman	$642,051	N/A	$401,700	$1,043,751
Ian A. Hudson	$160,674	N/A	$100,526	$261,200
Daniel A. DuPré	$101,740	N/A	$47,741	$149,481
Samuel E. Miceli	$41,968	$95,066	$65,643	$202,677
For fiscal year 2018, the annual cash incentive awards will again consist of financial and individual performance metrics weighted at 70% and 30%, respectively. The Committee introduced EBITDA margin as a second financial metric, but retained the weighting between financial and individual objectives. Mr. Fines was not eligible for STIP in 2017. In recognition of his contributions to the integration of TBEI in the fourth quarter of 2017, Mr. Fines was awarded a cash bonus of $7,500.
Long-Term Equity Incentives
In 2017, the Committee granted long-term equity incentive awards in the form of options, PSUs, and time-based restricted stock as specified below:

•
Ms. Sherman and Messrs. Hudson, DuPré, Martin, and Miceli were granted options to purchase 66,338; 8,389; 6,923; 13,004; and 7,342 shares of our common stock, respectively, at an exercise price of $17.02 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.

•
Ms. Sherman and Messrs. Hudson, DuPré, Martin, and Miceli were granted PSUs of 46,460; 5,876; 4,847; 9,107; and 5,141, respectively. Each PSU represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending December 31, 2019. Mr. Fines received 40,961 PSUs, representing a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending in 2020. These awards are subject to vesting requirements that require each recipient to remain employed through the end of the performance period, with the exception of the award to Mr. Fines which provides for pro-rata vesting based on actual performance in the event of his termination by the Company without “Cause” as defined in the award agreement.

•
Ms. Sherman and Messrs. Hudson, DuPré, Martin, and Miceli were granted restricted stock awards of 23,230; 6,435; 2,423; 14,835; and 2,570, respectively. The restricted stock awards cliff vest in full on the third anniversary of the grant date, subject to continued employment.

Separation and Release Agreements
In connection with the departures of Messrs. Cooper and Martin, the Company entered into separation and release arrangements with each of them. For a description of the material terms of those arrangements, see the section entitled “Other Payments to NEOs during 2017.”
Independent Compensation Consultant
For fiscal year 2017, WTW assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. WTW also participated in select Committee meetings. The aggregate fees paid to WTW for executive compensation services in fiscal year 2017 totaled $133,119. WTW also provided pension and benefit consulting and other services to the Company during fiscal year 2017 at the request of Company management. The aggregate fees for the additional services totaled $303,636. The Committee discussed the independence of WTW and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from WTW that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
The Committee determined that WTW was independent based in part on the following:

•	The total fees paid to WTW of $436,755 represented approximately 0.005% of its revenue for its 2017 fiscal year-end of $8.2 billion;

•	There is no overlap between the WTW team that provided services to the Committee and the WTW team that provided the additional services;

•	No member of the WTW team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;

•	WTW prohibits compensation consultants from owning stock in any company it advises;

•	There are no business ventures or personal relationships between WTW and any member of the Committee; and

•	There is no affiliation between any member of WTW’s team and any member of our Board or any NEO.
After its review, the Committee retained WTW as the Company’s independent compensation consultant for 2018.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Committee, with the assistance of WTW, reviews and updates the Company’s peer group biennially and as needed to better align our business with relevant comparator companies. In December 2016, WTW assisted the Committee in revising our peer group for 2017 to reflect market changes and position the Company closer to peer group median with respect to revenue and market capitalization.

2017 Peer Group Companies
• Actuant Corporation	• ESCO Technologies Inc.
• Alamo Group Inc.	• L.B. Foster Company
• Altra Industrial Motion Corp.	• Franklin Electric Co., Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Barnes Group Inc.	• Manitex International, Inc.
• Brady Corporation	• Powell Industries, Inc.
• Columbus McKinnon Corporation	• Standex International Corporation
• Commercial Vehicle Group, Inc.	• Tennant Company
• Douglas Dynamics, Inc.	• TriMas Corporation
• EnPro Industries, Inc.
In October 2017, WTW again assisted the Committee in revising our peer group for 2018 to more closely align with changes to the Company’s revenue and mix of businesses following the Company’s acquisition of TBEI. These changes position the Company closer to peer group median with respect to revenue and market capitalization. The revised peer group reflects our current mix of businesses and remains generally consistent with peer groups established by certain major proxy advisory firms.

2018 Peer Group Companies
• Actuant Corporation	• Franklin Electric Co., Inc.
• Alamo Group Inc.	• Graco, Inc.
• Altra Industrial Motion Corp.	• John Bean Technologies Corporation
• Astec Industries, Inc.	• MSA Safety Incorporated
• Barnes Group Inc.	• Powell Industries, Inc.
• Blue Bird Corporation	• REV Group, Inc.
• Brady Corporation	• Standex International Corporation
• Columbus McKinnon Corporation	• Tennant Company
• Commercial Vehicle Group, Inc.	• The Manitowoc Company
• EnPro Industries, Inc.	• TriMas Corporation
• ESCO Technologies Inc.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:

•
Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•
Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our covered employees. For 2017, this limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) if it is appropriate based on its assessment of the interests of the

Company and its stockholders. The Committee believes that it is important and necessary that it retain the discretion to provide and revise compensation arrangements that may not qualify under Section 162(m) if such arrangements are in the best interests of our Company and our stockholders. The exemption from Section 162(m)'s deduction limit for performance-based compensation, however, has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
James E. Goodwin
Paul W. Jones
William F. Owens
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued by our NEOs during the last three fiscal years, except with respect to Messrs. Hudson and Miceli who were not NEOs in 2015, Mr. DuPré, who was not an NEO in 2015 and 2016, and Messrs. Fines and Martin who were not employed by the Company in 2015 or 2016.
Summary Compensation Table for Fiscal Years 2015 through 2017

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Jennifer L. Sherman, President and CEO	2017	$666,250	$—	$1,186,124	$395,374	$1,043,751	$58,551	$84,922	$3,434,972
	2016	$650,000	$—	$749,991	$750,008	$214,500	$43,643	$94,600	$2,502,742
	2015	$428,050	$—	$274,994	$275,002	$395,850	$—	$85,968	$1,459,864
Ian A. Hudson, (6) Senior Vice President and CFO	2017	$296,716	$—	$224,994	$49,998	$261,200	$—	$31,128	$864,036
	2016	$259,713	$—	$157,490	$67,507	$63,376	$—	$35,188	$583,274
	2015	$—	$—	$—	$—	$—	$—	$—	$—
Brian S. Cooper, (7) former Senior Vice President and CFO	2017	$87,981	$—	$—	$—	$—	$—	$499,679	$587,660
	2016	$358,135	$—	$199,990	$200,007	$64,779	$—	$69,441	$892,352
	2015	$347,700	$—	$199,999	$199,995	$241,086	$—	$67,916	$1,056,696
Daniel A. DuPré, Vice President, General Counsel and Secretary	2017	$263,937	$—	$123,735	$41,239	$149,481	$—	$34,409	$612,801
	2016	$—	$—	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—	$—	$—
Robert E. Fines, (8) Vice President and General Manager, TBEI	2017	$230,769	$7,500	$749,996	$—	$—	$—	$9,105	$997,370
	2016	$—	$—	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—	$—	$—
David G. Martin, (9) former COO	2017	$215,945	$—	$407,493	$77,504	$—	$—	$109,249	$810,191
	2016	$—	$—	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—	$—	$—
Samuel E. Miceli, (10) former Senior Vice President, Environmental Solutions Group	2017	$290,331	$—	$131,241	$43,758	$202,677	$15,030	$37,060	$720,097
	2016	$287,163	$—	$87,493	$87,506	$53,110	$11,526	$44,477	$571,275
	2015	$—	$—	$—	$—	$—	$—	$—	$—

(1)
The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and PSUs, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Restricted stock awards granted in fiscal year 2017 were valued at the closing price of our Company’s stock on the grant date, resulting in grant date values of $17.02 and $21.44. PSUs granted in fiscal years 2015, 2016 and 2017 were valued at the closing price of our Company’s stock on the grant dates, resulting in grant date values of $16.09 for grants issued in 2015, $12.66 for grants issued in 2016, and $17.02 and $18.31 for grants issued in 2017. The PSU awards granted in 2015, 2016 and 2017 each utilized an EPS metric weighted at 75% and an ROIC metric weighted at 25%, over a three-year performance period, with the exception of PSUs issued to Mr. Fines in 2017, which utilized a cumulative EBITDA metric over a three-year performance period. For PSUs granted in fiscal year 2015, the performance period was the three-year period ending on December 31, 2017. For these awards, actual results over the performance period did not meet the threshold level of performance and, therefore, no shares were earned or distributed.

(2)
The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the sections titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” and “Compensation Discussion and Analysis — Setting Actual Compensation for Our NEOs.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $5.96 for options granted on May 10, 2017; $4.22 for options granted on May 5, 2016; and $6.12 for options granted on April 10, 2015. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 13 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 28, 2018.

(3)
Reflects annual cash incentive payments. For a description of these incentive awards, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.” As detailed therein, Mr. Hudson’s annual cash incentive payment was pro-rated based on his promotion to Interim CFO effective March 21, 2017 and to Senior Vice President and CFO effective October 24, 2017.

(4)
Reflects the actuarial increase in the present value of NEO benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for Ms. Sherman and Mr. Miceli, the only NEOs that are participants in the Company’s pension plan, increased by $58,551 and $15,030, respectively, in 2017. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(5)All other compensation in fiscal year 2017 includes the following aggregate perquisites and other items:

Name	Auto Allowance (a)	Contribution to Retirement Savings Plans	Savings Restoration Plan Contributions	Other Items (b)	Totals
Jennifer L. Sherman	$16,200	$14,050	$52,953	$1,719	$84,922
Ian A. Hudson	$9,453	$11,492	$9,685	$498	$31,128
Brian S. Cooper	$2,850	$10,693	$4,534	$481,602	$499,679
Daniel A. DuPré	$9,000	$15,129	$9,837	$443	$34,409
Robert E. Fines	$—	$4,646	$—	$4,459	$9,105
David G. Martin	$6,175	$8,296	$—	$94,778	$109,249
Samuel E. Miceli	$9,000	$14,815	$12,756	$489	$37,060

(a)
Ms. Sherman’s annual auto allowance was increased to $13,800, effective January 1, 2016, upon her promotion to President and CEO. Included in Ms. Sherman’s auto allowance for 2017 is a retroactive adjustment of $2,400. Effective with his promotion on October 24, 2017, Mr. Hudson’s annual auto allowance was increased from $9,000 to $11,400.

(b)
For Ms. Sherman, includes $600 for membership in the United Airlines United Club and $1,119 for life insurance premium payments. For Mr. Fines, amounts shown include a benefits reimbursement payment of $3,676, for which he was previously eligible, and life insurance premium payments of $783. For Messrs. Hudson, DuPré, and Miceli, the amounts stated are for life insurance premium payments. The amounts for Mr. Cooper and Mr. Martin include life insurance premiums of $148 and $437, respectively, and other post-employment payments, which are discussed in more detail in the section titled “Other Payments to NEOs during 2017”.

(6)	Mr. Hudson was promoted to the position of Interim CFO effective March 21, 2017, and Senior Vice President and CFO effective October 24, 2017.

(7)	Mr. Cooper, CFO since May 2013, left the Company effective March 21, 2017.

(8)
The Company hired Mr. Fines as Vice President and General Manager, TBEI, upon its acquisition of TBEI on June 2, 2017. Mr. Fines was not eligible for STIP in 2017. In recognition of his contributions to the integration of TBEI in the fourth quarter of 2017, Mr. Fines was awarded a cash bonus of $7,500.

(9)	Mr. Martin joined the Company on April 10, 2017 and served as its COO until his resignation, effective October 30, 2017.

(10)	Mr. Miceli transitioned to the position of Vice President and General Manager - Vactor Manufacturing, Inc., effective January 15, 2018.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2017.
Grants of Plan-Based Awards in Fiscal Year 2017

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Sherman		$220,935	$669,500	$1,339,000	—	—	—	—	—	$—	$—
	5/10/17	$—	$—	$—	23,230	46,460	92,920	—	—	$—	$790,749
	5/10/17	$—	$—	$—	—	—	—	23,230	—	$—	$395,375
	5/10/17	$—	$—	$—	—	—	—	—	66,338	$17.02	$395,374
Ian A. Hudson (4)		$55,289	$167,543	$335,086	—	—	—	—	—	$—	$—
	5/10/17	$—	$—	$—	2,938	5,876	11,752	—	—	$—	$100,010
	5/10/17	$—	$—	$—	—	—	—	2,937	—	$—	$49,988
	5/10/17	$—	$—	$—	—	—	—	—	8,389	$17.02	$49,998
	10/24/17	$—	$—	$—	—	—	—	3,498	—	$—	$74,997
Brian S. Cooper (5)		$—	$—	$—	—	—	—	—	—	$—	$—
Daniel A. DuPré		$35,010	$106,090	$212,180	—	—	—	—	—	$—	$—
	5/10/17	$—	$—	$—	2,424	4,847	9,694	—	—	$—	$82,496
	5/10/17	$—	$—	$—	—	—	—	—	6,923	$17.02	$41,239
	5/10/17	$—	$—	$—	—	—	—	2,423	—	$—	$41,239
Robert E. Fines (6)		$—	$—	$—	—	—	—	—	—	$—	$—
	7/25/17	$—	$—	$—	20,481	40,961	81,922	—	—	$—	$749,996
David G. Martin (7)		$—	$—	$—	—	—	—	—	—	$—	$—
	5/10/17	$—	$—	$—	4,554	9,107	18,214	—	—	$—	$155,001
	5/10/17	$—	$—	$—	—	—	—	14,835	—	$—	$252,492
	5/10/17	$—	$—	$—	—	—	—	—	13,004	$17.02	$77,504
Samuel E. Miceli		$48,138	$145,874	$291,748	—	—	—	—	—	$—	$—
	5/10/17	$—	$—	$—	2,571	5,141	10,282	—	—	$—	$87,500
	5/10/17	$—	$—	$—	—	—	—	2,570	—	$—	$43,741
	5/10/17	$—	$—	$—	—	—	—	—	7,342	$17.02	$43,758

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.”

(2)
These columns include information regarding PSUs. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of PSUs granted would be earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if actual performance is equal to target (100% of PSUs granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs granted would be earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2017, the performance metrics were EPS from continuing operations weighted at 75% and ROIC weighted at 25%, measured over a three-year performance period. The performance period ends on December 31, 2019.

(3)
The grant date fair values are determined in accordance with ASC 718. The fair value of restricted stock awards is based on the closing price of our Company’s common stock on the grant date, resulting in estimated fair values of $17.02 and $21.44 for restricted stock granted on May 10, 2017 and October 24, 2017, respectively. The fair value of PSUs is based on the closing price of our Company’s common stock on the grant date, resulting in estimated fair values of $17.02 and $18.31 for PSUs granted on May 10, 2017 and July 25, 2017, respectively. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $5.96 for stock options granted on May 10, 2017.

(4)	Mr. Hudson received a restricted stock award on October 24, 2017 in connection with his promotion to Senior Vice President and CFO. The restricted stock award is subject to three-year cliff vesting.

(5)	Mr. Cooper’s employment with the Company ended effective March 21, 2017, prior to the Company’s annual long-term incentive grant.

(6)
The Company hired Mr. Fines as Vice President and General Manager, TBEI, upon completion of its acquisition of TBEI on June 2, 2017. On July 25, 2017, Mr. Fines received 40,961 PSUs, representing a right to receive up to two shares of our common stock based upon achieving certain performance targets over a three-year performance period. This award is subject to vesting requirements that require him to remain employed through the end of the performance period, except in the event the Company terminates him without cause, in which case he is eligible to receive pro-rata vesting based on actual performance at the end of the performance period. Mr. Fines was not eligible for STIP in 2017.

(7)
Effective October 30, 2017, Mr. Martin resigned from employment. In connection with his resignation, the vesting of 10,282 shares of restricted stock was accelerated. All other equity awards held by Mr. Martin were canceled or forfeited on his last day of employment.

Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Sherman.
For the year ended December 31, 2017:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was reasonably estimated to be $58,669;

•	The annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in the section titled “Executive Compensation”, was $3,434,972; and

•
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 59 to 1.

To calculate the CEO Pay Ratio we identified our median employee using the following methodology and material assumptions, adjustments, and estimates:

•
We selected December 31, 2017 as our identification date for determining the median of the annual total compensation of all employees because it enabled us to make such identification in a reasonably efficient and economic manner. As of that date, we employed approximately 3,000 individuals. This population consisted of our full-time and part-time employees. We included 2,484 employees in the United States and 525 employees located outside of the United States in identifying the median employee.

•
We used a consistently applied compensation measure, comparing the amount of salary or wages, and bonuses as compiled from our payroll records and other internal records. We identified our median employee by consistently applying this compensation measure to all employees included in our employee population base. Such person’s compensation was calculated in accordance with the Summary Compensation Table guidelines.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2017. Messrs. Cooper and Martin had no outstanding equity awards as of December 31, 2017.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)(4)(5)	Market Value of Unvested Shares or Units of Stock (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights
Jennifer L. Sherman	2/20/09	16,100	—	—	$6.68	2/20/19	—	$—	—	$—
	8/7/09	14,479	—	—	$8.53	8/7/19	—	$—	—	$—
	4/26/10	20,200	—	—	$10.04	4/26/20	—	$—	—	$—
	5/4/11	45,277	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	68,681	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	50,556	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	33,031	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	29,957	14,978	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	59,243	118,484	—	$12.66	5/5/26	—	$—	—	$—
	5/5/16	—	—	—	$—	—	59,241	$1,190,152	—	$—
	5/10/17	—	66,338	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	23,230	$466,691	—	$—
	5/10/17	—	—	—	$—	—	46,460	$933,381	—	$—
Ian A. Hudson	5/5/14	8,344	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	6,809	3,404	—	$16.09	4/10/25	—	$—	—	$—
	3/10/16	—	—	—	$—	—	7,109	$142,820	—	$—
	5/5/16	5,333	10,664	—	$12.66	5/5/26	—	$—	—	$—
	5/5/16	—	—	—	$—	—	5,331	$107,100	—	$—
	5/10/17	—	8,389	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	2,937	$59,004	—	$—
	5/10/17	—	—	—	$—	—	5,876	$118,049	—	$—
	10/24/17	—	—	—	$—	—	3,498	$70,275	—	$—
Daniel A. DuPré	2/20/09	10,500	—	—	$6.68	2/20/19	—	$—	—	$—
	4/26/10	6,800	—	—	$10.04	4/26/20	—	$—	—	$—
	5/4/11	10,267	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	8,227	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	5,427	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	3,477	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	2,904	1,452	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	1,657	$33,289	—	$—
	5/5/16	4,938	9,874	—	$12.66	5/5/26	—	$—	—	$—
	5/5/16	—	—	—	$—	—	4,936	$99,164	—	$—
	5/10/17	—	6,923	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	2,423	$48,678	—	$—
	5/10/17	—	—	—	$—	—	4,847	$97,376	—	$—
Robert E. Fines	7/25/17	—	—	—	$—	—	40,961	$822,906	—	$—
Samuel E. Miceli	5/9/12	4,010	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	4,987	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	5,332	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	4,357	2,179	—	$16.09	4/10/25	—	$—	—	$—
	4/10/15	—	—	—	$—	—	2,486	$49,944	—	$—
	5/5/16	6,912	13,824	—	$12.66	5/5/26	—	$—	—	$—
	5/5/16	—	—	—	$—	—	6,911	$138,842	—	$—
	5/10/17	—	7,342	—	$17.02	5/10/27	—	$—	—	$—
	5/10/17	—	—	—	$—	—	2,570	$51,631	—	$—
	5/10/17	—	—	—	$—	—	5,141	$103,283	—	$—

(1)	Stock options vest ratably (i.e. one-third annually) over three years from the grant date.

(2)	We use the closing price for our common stock, as reported by the NYSE, on the grant date to determine the exercise price of stock options.

(3)
The restricted stock grants to Ms. Sherman in May 2017, Mr. Hudson in March 2016, May 2017 and October 2017, Mr. Miceli in April 2015 and May 2017, and Mr. DuPré in April 2015 and May 2017, vest in full on the third anniversary of the grant date, subject to continued employment.

(4)	The PSUs granted on May 5, 2016 are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.

(5)	The PSUs granted on May 10, 2017 and July 25, 2017 are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.

(6)	Based on the closing price of $20.09 per share on December 29, 2017.
Option Exercises and Stock Vested in Fiscal Year 2017
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jennifer L. Sherman	16,100	$140,875	—	$—
Ian A. Hudson	—	$—	—	$—
Brian S. Cooper	58,742	$277,072	—	$—
Daniel A. DuPré	9,800	$79,380	1,726	$27,512
Robert E. Fines	—	$—	—	$—
David G. Martin	—	$—	10,282	$223,325
Samuel E. Miceli	—	$—	2,647	$42,193

(1)
Amounts reflected for Messrs. DuPré and Miceli relate to shares that vested in fiscal year 2017 pursuant to restricted stock awards granted in fiscal year 2014. Refer to the section titled “Other Payments to NEOs during 2017” for discussion of amount reflected for Mr. Martin. For PSUs granted in fiscal year 2015, the performance period was the three-year period ending on December 31, 2017. Actual results over the performance period did not meet the threshold level of performance and, therefore, no shares were earned or distributed.

Post Retirement Benefits
Pension Benefits Table for Fiscal Year 2017
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2017
Jennifer L. Sherman	FSC Retirement Plan	11.00	$399,125	$—
Ian A. Hudson	—	—	$—	$—
Brian S. Cooper	—	—	$—	$—
Daniel A. DuPré	—	—	$—	$—
Robert E. Fines	—	—	$—	$—
David G. Martin	—	—	$—	$—
Samuel E. Miceli	FSC Retirement Plan	3.50	$105,708	$—

(1)
The FSC Retirement Plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman and Mr. Miceli are the only NEOs who participate in this defined benefit retirement plan. The annual pension earned is equal to 50%

of average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, multiplied by the number of years of credited service (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the “Summary Compensation Table” included in the section titled “Executive Compensation”. Ms. Sherman and Mr. Miceli are eligible to retire under this plan at age 55, after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2017
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. Messrs. Fines and Martin were not eligible for Savings Restoration Plan participation in 2017.
Savings Restoration Plan

Name	Executive Contributions in 2017 (1)	Registrant Contributions in 2017 (2)	Aggregate Earnings in 2017 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End (4)
Jennifer L. Sherman	$147,425	$52,953	$268,506	$—	$1,560,365
Ian A. Hudson	$20,119	$9,685	$20,360	$—	$155,692
Brian S. Cooper	$3,887	$4,534	$26,704	$—	$151,578
Daniel A. DuPré	$27,899	$9,837	$37,605	$—	$222,860
Samuel E. Miceli	$37,517	$12,756	$53,537	$—	$303,279

(1)	Amounts are included in the “Salary” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.

(2)	Amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.

(3)	Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the “Summary Compensation Table” included in the section titled “Executive Compensation”.

(4)
Includes the following amounts that were deferred during fiscal years 2016 and 2015, respectively, under the Savings Restoration Plan: Ms. Sherman, $112,541 and $50,328 in 2016 and 2015, respectively; Mr. Hudson, $28,361 in 2016; Mr. Cooper, $33,333 and $16,597 in 2016 and 2015, respectively; and Mr. Miceli, $44,162 in 2016.

The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.

Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2017. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are generally conditioned upon an NEO’s compliance with the following:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third-party;

•	Non-competition with our Company for 12 months; and

•	Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Mr. Fines does not participate in the Executive General Severance Plan. His severance entitlement is governed by an Amended and Restated Non-Competition and Severance Agreement dated September 30, 2015, as amended effective November 10, 2017 (“Mr. Fines’ Severance Agreement”).
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•
Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;

•
For Tier I, II and III executives, continuation of health and welfare benefits for up to 12, 9 or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•	Right to exercise vested options within three months from date of termination (unvested options, PSUs, restricted stock awards and restricted stock units are forfeited); and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.

In lieu of the foregoing, in the event the Company terminates Mr. Fines’ employment without “Cause” or Mr. Fines terminates his employment for “Good Reason” (as such terms are defined in Mr. Fines’ Severance Agreement) prior to June 2, 2020, Mr. Fines’ Severance Agreement provides for the following severance benefits:

•	Base salary continuation for a period of 12 months; and

•	Active rate COBRA continuation for health and dental insurance for 12 months.
If the Company terminates the employment of Mr. Fines for “Cause” or if he voluntarily terminates his employment without “Good Reason” prior to June 2, 2020, no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
In addition, in the event of the Company terminates the employment of Mr. Fines without “Cause” during the three-year performance period associated with his 2017 PSU award (as such term is defined in the applicable PSU award agreement), Mr. Fines is entitled to pro-rata vesting based on actual performance at the end of the performance period.
Payments Made Upon Retirement
Upon retirement, payments to NEOs include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:

•	The right to exercise vested options until the earlier of the expiration date or up to five years from date of termination; and

•	Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•
Immediate vesting of PSUs, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment;

•	Pro-rata payment of STIP at target for the current performance period; and

•	Payment of vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Executive Incentive Compensation Plan provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control.” Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:

•	Payment of any accrued and unpaid salary through the date of termination and pro-rated annual cash incentive bonus target;

•
A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and

•
Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.

Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•
Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•
Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by each NEO.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as set forth below:

•	We assumed the executive was in his or her role as of December 31, 2017;

•	We assumed the executive’s termination date was December 31, 2017;

•	When applicable, we used the closing price of our common stock on December 29, 2017, which was $20.09; and

•	When applicable, we assumed the executives were subject to a 37% federal tax rate, 4.95% state tax rate, 1.45% Medicare tax rate, and an additional 0.9% Medicare tax.

Potential Post-Employment Payments in Effect as of December 31, 2017
President and CEO — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$1,339,000	$—	$—	$—	$—	$4,017,000
Pro-Rata Bonus	$669,500	$669,500	$669,500	$—	$—	$669,500
Stock Options	$—	$1,143,906	$1,143,906	$—	$1,143,906	$1,143,906
Restricted Stock	$—	$466,691	$466,691	$—	$466,691	$466,691
Performance Shares	$—	$1,104,562	$1,104,562	$—	$2,123,533	$2,123,533
Life Insurance	$1,125	$—	$—	$—	$—	$1,125
Medical Benefits	$14,454	$—	$—	$—	$—	$43,362
Dental Benefits	$518	$—	$—	$—	$—	$518
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$2,305,250
Other	$—	$—	$—	$—	$—	$—
Total	$2,024,597	$3,384,659	$3,384,659	$—	$3,734,130	$10,770,885

(1)	Ms. Sherman’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 3.00 times the sum of her base salary and her bonus at target.

Senior Vice President and CFO — Ian A. Hudson (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$512,000	$—	$—	$—	$—	$1,530,880
Pro-Rata Bonus	$192,000	$192,000	$192,000	$—	$—	$192,000
Stock Options	$—	$118,604	$118,604	$—	$118,604	$118,604
Restricted Stock	$—	$272,099	$272,099	$—	$272,099	$272,099
Performance Shares	$—	$110,750	$110,750	$—	$225,149	$225,149
Life Insurance	$538	$—	$—	$—	$—	$538
Medical Benefits	$14,454	$—	$—	$—	$—	$43,217
Dental Benefits	$518	$—	$—	$—	$—	$518
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$719,510	$693,453	$693,453	$—	$615,852	$2,383,005

(1)	Mr. Hudson’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

Vice President, General Counsel and Secretary — Daniel A. DuPré (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$278,486	$—	$—	$—	$—	$742,630
Pro-Rata Bonus	$106,090	$106,090	$106,090	$—	$—	$106,090
Stock Options	$—	$100,425	$100,425	$—	$100,425	$100,425
Restricted Stock	$—	$81,967	$81,967	$—	$81,967	$81,967
Performance Shares	$—	$98,568	$98,568	$—	$196,540	$196,540
Life Insurance	$335	$—	$—	$—	$—	$335
Medical Benefits	$6,859	$—	$—	$—	$—	$18,292
Dental Benefits	$267	$—	$—	$—	$—	$267
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$392,037	$387,050	$387,050	$—	$378,932	$1,246,546

(1)	Mr. DuPré’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.

Vice President, GM  — Robert E. Fines (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$400,000	$—	$—	$—	$—	$—
Accrued Bonus (2)	$—	$—	$—	$—	$—	$—
Stock Options	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$159,466	$159,466	$159,466	$—	$822,906	$822,906
Life Insurance	$—	$—	$—	$—	$—	$—
Medical Benefits	$13,140	$—	$—	$—	$—	$—
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$572,606	$159,466	$159,466	$—	$822,906	$822,906

(1)
Mr. Fines’ severance compensation in the event of an Involuntary Termination without Cause or Good Reason is defined by the Fines’ Severance Agreement. His entitlement to Change-in-Control benefits as of December 31, 2017 was limited to those defined in his 2017 PSU award agreement, which provides for pro-rata vesting based on actual performance at the end of the performance period in the event the Company terminates his employment without Cause, and for full vesting in the event of a Change-in-Control. In February 2018, the Committee approved a Change-In-Control Agreement for Mr. Fines, under which his unvested PSUs, valued at $822,906 as of December 31, 2017, would vest in full in the event of a Change-In-Control only. In the event of a Change-In-Control and a termination without Cause or for Good Reason, Mr. Fines would also receive a cash payment of approximately $1.4 million.

(2)	Mr. Fines was not eligible for STIP in 2017, but will become eligible to participate in 2018.

Senior Vice President, Environmental Solutions Group — Samuel E. Miceli (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$328,217	$—	$—	$—	$—	$875,244
Pro-Rata Bonus	$145,874	$145,874	$145,874	$—	$—	$145,874
Stock Options	$—	$133,968	$133,968	$—	$133,968	$133,968
Restricted Stock	$—	$101,575	$101,575	$—	$101,575	$101,575
Performance Shares	$—	$126,989	$126,989	$—	$242,125	$242,125
Life Insurance	$368	$—	$—	$—	$—	$368
Medical Benefits	$9,199	$—	$—	$—	$—	$24,530
Dental Benefits	$389	$—	$—	$—	$—	$389
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$484,047	$508,406	$508,406	$—	$477,668	$1,524,073

(1)	Mr. Miceli’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.

Other Payments to NEOs during 2017
Former Senior Vice President and CFO — Brian S. Cooper
In connection with Mr. Cooper’s separation from the Company on March 21, 2017, he and the Company entered into a Separation Agreement and General Release on March 26, 2017 which became effective in accordance with its terms on April 2, 2017 (the “Separation Agreement”). The Separation Agreement provides for the following, among other things:

•
Payment of severance benefits to Mr. Cooper under the Company’s Executive General Severance Plan totaling $635,601 (of these amounts, $478,032 was paid to Mr. Cooper in 2017) and active employee rate COBRA continuation coverage for medical and dental benefits, and continued coverage under the Company’s group term life insurance coverage, for one year;

•	Reimbursement to Mr. Cooper of legal fees up to the maximum amount of $1,750;

•
The parties’ entry into a consulting agreement at the hourly rate of $190 per hour for a six-month period that ended on September 20, 2017. In total, the Company paid Mr. Cooper $1,672 under the consulting agreement;

•	Mr. Cooper’s general release of the Company from any actions, claims, or liabilities, including but not limited to, those arising out of his employment or his separation from employment;

•	Mr. Cooper’s reaffirmation of certain post-employment restrictive covenants in favor of the Company; and

•	Forfeiture of all unvested equity.
Former COO — David G. Martin
In connection with Mr. Martin’s resignation from the Company on October 30, 2017, he and the Company entered into an Agreement and General Release (the “Release Agreement”) on October 30, 2017 which became effective in accordance with its terms on November 6, 2017. The Release Agreement provides for the following, among other things:

•	Payment to Mr. Martin in the amount of $87,641, an amount approximately equivalent to a pro-rata portion of Mr. Martin’s 2017 STIP award at target level of financial performance;

•	Payment to Mr. Martin in the amount of $6,700, an amount approximately equivalent to his active employee rate COBRA cost for a period of six months;

•
Immediate and full vesting of 10,282 shares of restricted stock, initially granted to Mr. Martin on May 10, 2017, which included ratable vesting on the first, second and third anniversary dates of the grant;

•	Forfeiture of all unvested equity, except as noted above;

•	Mr. Martin’s general release of the Company from any actions, claims, or liabilities, including but not limited to, those arising out of his employment or his separation from employment; and

•	Mr. Martin’s reaffirmation of certain post-employment restrictive covenants in favor of the Company.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of three independent directors, two of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; and (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.
The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 – Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
The Audit Committee has adopted a policy for the pre-approval of services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves audit services and permitted non-audit services and fees and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.
The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE
John L. Workman, Chair
Bonnie C. Lind
Richard R. Mudge

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2017 and 2016:

Description of Fees ($ in thousands)	2017	2016
Audit Fees (1)	$1,939	$1,453
Audit-Related Fees (2)	$192	$5
Tax Fees (3)	$70	$2
All Other Fees (4)	$—	$—
Total	$2,201	$1,460

(1)
These are fees for professional services for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The increase in audit fees in 2017 primarily relates to additional audit effort relating to: (i) acquisitions completed in the current and prior year, (ii) the pending adoption of new revenue recognition accounting standards; and (iii) the impact of the enactment of the Tax Cuts and Jobs Act (the “2017 Tax Act”).

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)
These are fees for professional services with respect to tax compliance, advice and planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all audit services and permitted non-audit services and fees to be provided by our independent registered public accounting firm. All such services and fees, where applicable, provided by our independent registered public accounting firm during fiscal years 2017 and 2016, were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2017 Annual Meeting, our proposal for NEO compensation received the support of approximately 99% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns with the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including PSU awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:

•
Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders and our awards are comprised of PSUs (50%), which are only earned if performance goals are attained and vest over a three-year period; stock options (25%) which only have value if our share price increases; and time-based restricted stock awards which are subject to three-year cliff vesting.

•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant percentage of our NEOs’ total compensation.

Name	2017 Equity Compensation	2017 Total Compensation	Percentage of 2017 Total Compensation Attributable to Equity
Jennifer L. Sherman	$1,581,498	$3,434,972	46.0%
Ian A. Hudson	$274,992	$864,036	31.8%
Brian S. Cooper	$—	$587,660	—%
Daniel A. DuPré	$164,974	$612,801	26.9%
Robert E. Fines	$749,996	$997,370	75.2%
David G. Martin	$484,997	$810,191	59.9%
Samuel E. Miceli	$174,999	$720,097	24.3%

•
On an enterprise level, we set aggressive performance metrics for performance awards. For example, despite Total Shareholder Return of 35.4% over the three-year period from 2015 to 2017, we did not meet the threshold level of the performance established in our 2015 PSUs, which were tied to the same three-year period. As a result, consistent with our pay-for-performance philosophy, none of our NEOs earned performance shares in 2017.

•
Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are generally targeted at or below the 50th percentile of competitive market data.

•	We believe our pay practices are favorable to stockholders. For example:

•	Our 2015 Plan does not use liberal share counting;

•
Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;

•
Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;

•
Annual cash incentive payments are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a Section 16 Officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results; and

•
Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, defined “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).

•
Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer must maintain his or her target ownership level (which is measured annually) and is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
The Audit Committee selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal year 2017. In determining whether to retain Deloitte & Touche LLP, the Audit Committee considered, among other things, its familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, its quality of communications with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of its national office and its experts in various fields within the firm. The Audit Committee, as well as the Board, also considered the length of Deloitte & Touche LLP’s engagement with the Company, the amount of fees charged, and the stockholder’s prior ratification of Deloitte & Touche LLP as the Company’s independent registered public account firm. Upon evaluating all of the foregoing, the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm in 2018 is in the best interests of the Company and its stockholders.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018. If a majority of our shares does not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2017.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2017 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	1,385,284	$9.03	—
2015 Executive Incentive Compensation Plan (3)	921,617	$14.15	4,854,800
Total	2,306,901	$11.08	4,854,800

(1)	All of our equity compensation plans have been approved by our stockholders.

(2)	No additional awards were available for grant under this plan after April 28, 2015.

(3)	“Full value” awards, which include restricted stock awards and PSUs, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of Stockholders, the proposal must be received on or before November 16, 2018.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2019 Annual Meeting, we must receive information relating to such other business by January 31, 2019, but not before January 1, 2019, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2019 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

DANIEL A. DUPRÉ, Corporate Secretary
March 16, 2018

APPENDIX A
SEC REGULATION G NON-GAAP RECONCILIATION

The Company’s Proxy Statement includes reference to adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”) as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Adjusted EBITDA is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense. Adjusted EBITDA margin is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, debt settlement charges, acquisition and integration-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense divided by net sales for the applicable period(s). Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. The following table summarizes the Company’s adjusted EBITDA and adjusted EBITDA margin and reconciles income from continuing operations to adjusted EBITDA for each of the two years in the period ended December 31, 2017:

	Year Ended December 31,
($ in millions)	2017	2016
Income from continuing operations	$60.5	$39.4
Add:
Interest expense	7.3	1.9
Pension settlement charges	6.1	—
Hearing loss settlement charges	1.5	—
Debt settlement charges	—	0.3
Acquisition and integration-related expenses	2.7	1.4
Restructuring	0.6	1.7
Executive severance costs	0.7	—
Purchase accounting effects *	4.4	3.6
Other income, net	(1.2)	(1.3)
Income tax expense	0.5	17.4
Depreciation and amortization	30.0	19.1
Adjusted EBITDA	$113.1	$83.5

Net sales	$898.5	$707.9

Adjusted EBITDA margin	12.6%	11.8%
*Excludes purchase accounting effects reflected in depreciation and amortization of $0.4 million and $0.3 million for the years ended December 31, 2017 and 2016, respectively.

The Company’s Proxy Statement also includes reference to adjusted earnings per share (“EPS”) from continuing operations as an additional measure which is representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the years ended December 31, 2017 and 2016, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of restructuring activity, executive severance costs, acquisition and integration-related expenses, purchase accounting effects, pension settlement charges, hearing loss settlement charges and debt settlement charges, where applicable. In addition, during the years ended December 31, 2017 and 2016, adjustments were made to reported GAAP income tax expense to exclude certain special tax items, which include the Company’s preliminary estimate of the impact of the 2017 Tax Act, which was enacted in the fourth quarter of 2017. The following table summarizes the Company’s adjusted net income and EPS from continuing operations for each of the two years in the period ended December 31, 2017:

A - 1

	Year Ended December 31,
($ in millions)	2017	2016
Income from continuing operations	$60.5	$39.4
Add:
Income tax expense	0.5	17.4
Income before income taxes	61.0	56.8
Add:
Restructuring	0.6	1.7
Executive severance costs	0.7	—
Acquisition and integration-related expenses	2.7	1.4
Purchase accounting effects (a)	4.8	3.9
Pension settlement charges	6.1	—
Hearing loss settlement charges	1.5	—
Debt settlement charges	—	0.3
Adjusted income before income taxes	$77.4	$64.1
Adjusted income tax expense (b) (c)	(26.3)	(22.1)
Adjusted net income from continuing operations	$51.1	$42.0

	Year Ended December 31,
(dollars per diluted share)	2017	2016
EPS, as reported	$1.00	$0.64
Add:
Income tax expense	0.01	0.29
Income before income taxes	1.01	0.93
Add:
Restructuring	0.01	0.03
Executive severance costs	0.01	—
Acquisition and integration-related expenses	0.04	0.02
Purchase accounting effects (a)	0.08	0.06
Pension settlement charges	0.10	—
Hearing loss settlement charges	0.03	—
Debt settlement charges	—	0.01
Adjusted income before income taxes	$1.28	$1.05
Adjusted income tax expense (b) (c)	(0.43)	(0.36)
Adjusted EPS	$0.85	$0.69

(a)
Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in connection with current and prior-year acquisitions that was sold subsequent to the acquisition dates in the years ended December 31, 2017 and 2016, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired in a prior-year acquisition.

(b)
Adjusted income tax expense for the year ended December 31, 2017 excludes a $20.0 million net tax benefit, representing the Company’s preliminary estimate of the impact of the 2017 Tax Act, a $0.8 million benefit from changes in state deferred tax valuation allowance, and $0.6 million of tax expense associated with a change in the enacted state tax rate in Illinois. Adjusted income tax expense for the year ended December 31, 2017 also excludes the tax effects of restructuring activity, executive severance costs, acquisition and integration-related expenses, purchase accounting effects, hearing loss settlement charges and pension settlement charges, where applicable.

(c)
Adjusted income tax expense for the year ended December 31, 2016 excludes a $2.2 million net benefit resulting from changes in deferred tax valuation allowances in Canada and the U.K. Adjusted income tax expense for the year ended December 31, 2016 also excludes the tax effects of restructuring activity, acquisition and integration-related expenses, purchase accounting effects and debt settlement charges, where applicable.

A - 2

FEDERAL SIGNAL CORPORATION ATTN: DANIEL A. DUPRÉ 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1.	Election of Eight Directors	☐	☐	☐
Nominees:
01) James E. Goodwin		05) William F. Owens
02) Bonnie C. Lind		06) Brenda L. Reichelderfer
03) Dennis J. Martin		07) Jennifer L. Sherman
04) Richard R. Mudge		08) John L. Workman

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2018.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2018 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Daniel A. DuPré and Kelly L. Burke, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR ALL” of the Company’s director nominees in Proposal 1; (b) “FOR” Proposal 2; and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 10:59 PM CDT on April 26, 2018 you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. The meeting will be held at the Regency Towers Conference Ctr. 1515 West 22nd Street, Oak Brook, IL 60523.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side